Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-180649 on Form S-3D and Nos. 333-258811 and 333-264945 on Form S-4 and Nos. 333-217925, 333-188570, 333-185260, 333-176399, and 333-264763 on Form S-8 of Farmers National Banc Corp. of our report dated March 9, 2023, relating to the consolidated balance sheet of Farmers National Banc Corp. as of December 31, 2022 and the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, appearing in the 2023 Annual Report on Form 10-K of Farmers National Banc Corp.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Maumee, Ohio

March 7, 2024